Exhibit 4.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of

September 18, 2026

among

CONSTELLATION BRANDS, INC.,

as the Company

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent,

and

The Lenders Party Hereto

i

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.05	–	[Reserved]
Schedule 3.01	–	Subsidiaries
Schedule 3.06	–	Disclosed Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Term Note
Exhibit C	–	Form of Committed Loan Notice
Exhibit D	–	[Reserved]
Exhibit E	–	Form of Compliance Certificate
Exhibit F-1	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G	–	Form of Officer’s Certificate
Exhibit H	–	Form of Solvency Certificate

TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of September 18, 2026 among CONSTELLATION BRANDS, INC., a Delaware corporation, the LENDERS party hereto, and MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent.

The parties hereto agree to the following:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means M&T, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent or permitted assignee.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned in Section 9.01(c).

“Agreement” has the meaning assigned in the preamble hereto.

“Agreement Currency” has the meaning set forth in Section 9.16.

“Applicable Rate” means, from time to time, the following percentages per annum that are applicable at such time, based upon the Debt Rating as set forth below with respect to Loans:

Pricing Level	Debt Ratings S&P/Moody’s	Applicable Rate
		Term SOFR Loans	Base Rate Loans
1	A-/A3 or better	0.700%	0.000%
2	BBB+/Baa1	0.750%	0.000%
3	BBB/Baa2	0.800%	0.000%
4	BBB-/Baa3	0.950%	0.000%
5	BB+/Ba1 or worse	1.100%	0.100%

For purposes of the foregoing, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

The Applicable Rate on each Funding Date for Loans shall be determined based upon the Debt Rating specified in the most recent certificate delivered to the Administrative Agent pursuant to Section 5.02(b), prior to the Committed Loan Notice delivered pursuant to Section 4.02(b) or, if no such certificate shall have been delivered, the certificate delivered to the Administrative Agent on the Effective Date pursuant to Section 4.01(c). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 5.02(b) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means the entity, if any, listed on the cover of this Agreement as the “lead arranger” for any of the facilities hereunder in its capacity as such.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means (i) if the lease established pursuant to such transaction creates a Finance Lease Obligation, such Finance Lease Obligations and (ii) if the lease established pursuant to such transaction does not create a Finance Lease Obligation, the net present value of the remaining rent under the lease established thereby discounted at a rate equal to the market yield of the Company’s senior unsecured debt securities (as determined in good faith by the Company).

“Availability Period” means, the period from and including the Effective Date to and including the Commitment Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by M&T as its “prime rate” and (c) Term SOFR plus 1.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes hereof. The “prime rate” is a rate set by M&T based upon various factors including M&T’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by M&T shall take effect at the opening of business on the day specified in the public announcement of such change. “Base Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” has the meaning assigned in Section 9.19(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means the entity listed on the cover of this Agreement as the sole “bookrunner” for any of the facilities hereunder in its capacity as such.

“Borrower Materials” has the meaning assigned in Section 5.01.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canopy” means Canopy Growth Corporation, a corporation existing under the federal laws of Canada, and its successors and assigns.

“Canopy Common Shares” means Equity Interests consisting of common shares of Canopy.

“Canopy Exchangeable Shares” means Equity Interests consisting of non-voting and non-participating exchangeable shares in the capital of Canopy.

“Canopy Group” means Canopy and its subsidiaries.

“Change in Control” means the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) (other than the Permitted Holders), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (provided that the Permitted Holders in the aggregate “beneficially own” (as so defined) Equity Interests having a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company than such other Person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company).

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Effective Date, (b) any change in any law, treaty, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term SOFR Loans, pursuant to Section 2.03, substantially in the form of Exhibit C (or such other form as may be approved by the Administrative Agent) (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make a Loan, expressed as an amount representing the maximum aggregate amount of the Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is as set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $300,000,000.

“Commitment Termination Date” means the earliest to occur of (i) the date on which the Commitments have been fully drawn pursuant to Section 2.01 (or terminated in full pursuant to Section 2.08), (ii) the second Funding Date to occur hereunder (after giving effect to any Loans made on such date) and (iii) June 18, 2027.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” means Constellation Brands, Inc., a Delaware corporation.

“Company Audited Financial Statements” means, with respect to the Company and its Subsidiaries, the audited consolidated balance sheets and related statements of comprehensive income (loss), stockholder’s equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Effective Date.

“Company Interim Financial Statements” means, with respect to the Company and its Subsidiaries, the unaudited consolidated balance sheets and related unaudited statements of comprehensive income and cash flows for each interim fiscal quarter ended (other than any fiscal quarter ending February 28) since the last audited financial statements and at least 40 days prior to the Effective Date.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication, to the extent deducted in determining Consolidated Net Income, the sum of (a) (i) interest expense, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles), (v) non-cash charges recorded in respect of impairment of goodwill or long-term assets, (vi) any other non-cash items (including non-cash costs or expenses in respect of impairments of goodwill, non-cash charges pursuant to any management equity plan and non-cash charges pursuant to SFAS 158) except to the extent representing an accrual for future cash outlays, (vii) income of any non-wholly-owned Subsidiaries and deductions attributable to minority interests, (viii) extraordinary or unusual charges and expenses, (ix) expenses incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, (A) other than in the ordinary course of business and (B) including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) and (x) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition outside the ordinary course of business; minus, to the extent included in Consolidated Net Income, (b) the sum of (i) any unusual or extraordinary income or gains and (ii) any other non-cash income (except to the extent representing an accrual for future cash income).

“Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” means, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Finance Lease Obligations) accrued during such period (whether or not actually paid during such period) determined after giving effect to the net amount paid (or received) under Swap Agreements relating to any such Indebtedness minus (b) the sum of (i) all interest income during such period and (ii) to the extent included in clause (a) above, the amount of write-offs of deferred financing fees, expensing of bridge commitments and amounts paid on early terminations of Swap Agreements.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) except as provided in clause (b) below, the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person in which the Company or any of its Subsidiaries has an ownership interest, to the extent that any such income is contractually prohibited from being distributed to the Company in the form of dividends or similar distributions and (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness (other than Swap Agreements), together with any related provision for taxes on any such income.

“Consolidated Net Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Company in accordance with GAAP.

“Consolidated Tangible Assets” means, as at any date, the total assets of the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) that would be shown as tangible assets on a consolidated balance sheet of the Company and its Consolidated Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries. For purposes hereof, “tangible assets” means all assets of the Company and its Consolidated Subsidiaries other than assets that should be classified as intangibles including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Company and its Consolidated Subsidiaries outstanding as of such time calculated on a consolidated basis (other than Revolving Loans, Swingline Loans, Letters of Credit (each as defined in the Senior Credit Agreement) and other than Indebtedness described in clause (h), (i) or (j) of the definition of “Indebtedness” (provided that there shall be included in Consolidated Total Indebtedness, any Indebtedness (x) in respect of drawings under Letters of Credit (as defined in the Senior Credit Agreement) and other letters of credit to the extent not reimbursed within three Business Days after the date of such drawing and (y) in respect of any Swap Agreement not permitted by Section 6.01(i)) plus (ii) the principal amount of any obligations of any Person (other than the Company or any Subsidiary)) of the type described in the foregoing clause (i) that are Guaranteed by the Company or any Subsidiary (whether or not reflected on a consolidated balance sheet of the Company), plus (iii) the average of the aggregate outstanding principal amounts of Revolving Loans and Swingline Loans (each as defined in the Senior Credit Agreement) as at such date of determination and as at the last day of each of the three immediately preceding fiscal quarters. Notwithstanding the foregoing, to the extent any Indebtedness included in clause (i) above has been issued or incurred by the Company or any of its Subsidiaries, to refinance any pre-existing Indebtedness (“Existing Debt”), such new Indebtedness (“New Debt”) shall be excluded from the definition of Consolidated Total Indebtedness at all times prior to the repayment or redemption of such Existing Debt, but only to the extent that the Company has (x) delivered to the trustee (or similar agent) of the Existing Debt irrevocable notice of such repayment or redemption and (y) deposited cash with or for the benefit of the trustee (or similar agent) of the Existing Debt in connection with such redemption or repayment (or otherwise set aside cash proceeds of such New Debt in the United States to fund such repayment or redemption).

“Consolidated Total Net Indebtedness” means, on any date, the excess of (i) Consolidated Total Indebtedness over (ii) the lesser of (x) $750,000,000 and (y) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and the terms “Controls” and “Controlled” shall have correlative meanings.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Conversion Time” has the meaning set forth in Section 6.11.

“Covered Entity” has the meaning set forth in Section 9.19(b).

“Covered Party” has the meaning set forth in Section 9.19(a).

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Ratings” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.12(c).

“Default Right” has the meaning set forth in Section 9.19(b).

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it has committed to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company and each Lender. If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

“Disclosed Matters” means the matters disclosed on Schedule 3.06 hereto on the Effective Date.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings, but excluding, licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Company has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance thereof.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with the terms hereof).

“Electronic Copy” has the meaning set forth in Section 9.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(i), (ii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or the effect of Hazardous Materials on the environment or on health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement to the extent that liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company under any Loan Document, (a) any Tax imposed on or measured by such recipient’s net income or profits (or any franchise Tax imposed in lieu of a Tax on net income or profits) by any jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office located in such jurisdiction, or as a result of any other present or former connection with such jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction) other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (b) any branch profits Taxes within the meaning of Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 2.16, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.16(d) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning provided in Section 3.13.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Term Loan Fee Letter, dated as of the date hereof, between the Administrative Agent and the Company.

“Finance Lease” means any lease of Property classified as a “finance lease” under GAAP, but excluding, for the avoidance of doubt, any Operating Leases or any other non-finance leases.

“Finance Lease Obligations” of a Person means the amount of the obligations of such Person under Finance Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Foreign Lender” means any Lender that is not a “United States” person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means each date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with the terms hereof) and Loans are made pursuant to Section 2.01.

“GAAP” means generally accepted accounting principles in the United States of America; provided that, the Company may, by written notice from a Financial Officer to the Administrative Agent and the Lenders, elect to change its financial accounting to IFRS and, in such case, unless the context otherwise requires (including pursuant to Section 1.04), all references to GAAP herein shall refer to IFRS.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, on any date, any Subsidiary that did not account for more than (x) 5.0% of Consolidated Tangible Assets as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) or (y) 5.0 % of the Company’s and its Consolidated Subsidiaries’ consolidated sales for the most recently ended Test Period.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of

Indebtedness of others of a type described in any of clauses (a) through (e) above or (g) through (k) below, (g) all Finance Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date) and (k) all principal obligations under any receivables financing arrangements whether structured as secured debt or a purchase agreement that, if structured as secured debt, would constitute Indebtedness. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person and (B) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and included as Indebtedness of the Company.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the first Business Day of each March, June, September and December and the final maturity date of such Loan and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Company may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, (ii) any Interest

Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the applicable maturity date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall be not more than ten Interest Periods in effect with respect to Loans.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“joint venture” means any Person (other than a wholly-owned Subsidiary) in which the Company or any Subsidiary owns Equity Interests representing at least a 9.99% economic interest in such Person and which Person is engaged in a business that is the same as or substantially similar to, related to, ancillary to, complimentary to, synergistic with or a reasonable expansion or development of, a line of business conducted by the Company or any of its Subsidiaries.

“Judgment Currency” has the meaning set forth in Section 9.16.

“Latest Maturity Date” means, at any time, the then latest final maturity date of any Loan or Commitment under this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lenders” means the Persons listed on Schedule 2.01 as of the Effective Date and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any Finance Leases having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any Notes executed and delivered pursuant to Section 2.09(f), the Fee Letter and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“M&T” means Manufacturers and Traders Trust Company and its successors and permitted assigns.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by the Company and its Subsidiaries and any assumption of liabilities and Indebtedness in excess of $1,000,000,000; provided that, for purposes of Section 6.09(c) there shall not be more than one Material Acquisition after the Effective Date unless the Consolidated Net Leverage Ratio has been less than 4.00 to 1.00 as of the last day of a Test Period ending subsequent to the most recent Material Acquisition.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $200,000,000.

“Maturity Date” means, with respect to any Loan, the date that is two years after the first Funding Date to occur hereunder.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to the issuances of debt securities, the excess, if any, of (i) cash actually received by the Company or any of its Subsidiaries in connection with such issuance net of (ii) (x) all taxes paid or reasonably estimated to be payable and tax reserves set aside or accrued as a liability under GAAP in connection therewith and (y) all legal fees, accounting fees, investment banking fees, underwriting discounts, fees and commissions and other fees, out of pocket expenses and customary expenses incurred by the Company or any of its Subsidiaries in connection with such issuance (with amounts received in non-U.S. dollar currencies to be calculated by the Company based on the relevant currency exchange rate in effect on the date of such receipt).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Company in favor of a Lender (or its registered assigns) evidencing Loans made by such Lender to the Company, substantially in the form of Exhibit B.

“Obligations” means all Indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of the Company to any of the Lenders, their Affiliates or the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents (including under any of the Loans made or reimbursement or other monetary obligations incurred or any other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding (including interest and fees which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Obligations, whether or not a claim is allowed against the Company for such interest or fees in the related bankruptcy proceeding)).

“OFAC” has the meaning set forth in Section 3.12.

“Operating Lease” means any lease of Property classified as an “operating lease” under GAAP.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed as a result of an assignment by a Lender other than an assignment made pursuant to Section 2.18 (an “Assignment Tax”), if such Assignment Tax is imposed as a result of any present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction) other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“Patriot Act” has the meaning assigned in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings diligently conducted;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in good faith by appropriate proceedings diligently conducted;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Company or any Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, appeal and replevin bonds, performance bonds, indemnity bonds, bonds to secure the payment of excise taxes or customs duties in connection with the sale or importation of goods and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article 7;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Company or any other Subsidiary as a part of its business and covering only the assets so leased; and

(h) performance and return-of-money bonds, or in connection with the payment of the exercise price or withholding taxes in respect of the exercise, payment or vesting of stock appreciation rights, stock options, restricted stock, restricted stock units, performance share units or other stock-based awards, and other similar obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) the descendants of Marilyn Sands (whether by blood or adoption), her descendants’ spouses (including any person married to one of her descendants at the time of such descendant’s death), the descendants of a spouse of her descendant (whether by blood or adoption), her siblings, the descendants of her siblings (whether by blood or adoption), or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b) or an entity that satisfies the conditions of this clause (c).

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness of a type described pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Latest Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness of a type described pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Company) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned in Section 5.01.

“Pro Forma Basis” means, with respect to compliance with any test covenant hereunder, that all Specified Transactions and the following transactions occurring prior to the end of the applicable period of measurement in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company owned by the Company or any of its Subsidiaries or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that either (x) such adjustments are consistent with Regulation S-X or (y) in the case of any acquisition of a Person or line of business, such adjustments are set forth in a certificate of a Financial Officer of the Company delivered to the Administrative Agent, which certificate states that such adjustments are (A) based on specifically identified actions to be taken within twelve months following the date of such acquisition and (B) such Financial Officer believes such adjustments appropriately reflect the net cost savings to be achieved as a result of such specifically identified actions.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned in Section 9.19(b).

“QFC Credit Support” has the meaning set forth in Section 9.19.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Receivables” means all accounts receivable and property relating thereto (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Register” has the meaning set forth in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment.

“Removal Effective Date” has the meaning set forth in Article 8(f).

“Required Lenders” means, at any time, Lenders holding Commitments and Loans representing more than 50% of the sum of the total Commitments and the aggregate outstanding principal amount of the Loans of all Lenders at such time; provided that the Commitments and Loans of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.17(e).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer, treasurer, assistant treasurer or controller of the Company and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any transaction pursuant to which the Company or any Subsidiary sells or transfers any Property to any Person (other than the Company or a Subsidiary) and enters into a lease, as tenant, for all or a material portion of such Property with a term of three years or more (including renewal options).

“Same Day Funds” means same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Dollars.

“Sanctioned Country or Territory” means, at any time, a country, region or territory which is the subject of comprehensive economic sanctions by the United States, the United Nations Security Council, the European Union or any member state thereof, the Canadian Government, or His Majesty’s Treasury of the United Kingdom that broadly restrict trade and investment in or with that country or territory (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran and North Korea).

“Sanctions” has the meaning provided in Section 3.12.

“Scheduled Unavailability Date” has the meaning provided in Section 2.22(b).

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Senior Credit Agreement” means the Eleventh Amended and Restated Credit Agreement dated as of April 28, 2025 among the Company, CB International Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, the lenders party thereto and Bank of America, N.A., as administrative agent.

“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Company or any Subsidiary in any Person (including in connection with any acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving (x) the acquisition of a new Subsidiary or joint venture, (y) an increase in the Company’s and its Subsidiaries’ consolidated economic ownership of a joint venture or (z) the acquisition of a product line or business unit, (ii) any asset sale involving (x) the disposition of Equity Interests of a Subsidiary or joint venture (other than to the Company or a Subsidiary) or (y) the disposition of a product line or business unit, (iii) any incurrence or repayment of Indebtedness (in each case, other than Swap Agreements, “Revolving Loans”, “Swingline Loans”, under (and as defined in) the Senior Credit Agreement, and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related “Revolving Commitments”, under (and as defined in) the Senior Credit Agreement, or other revolving credit commitment) and (iv) any other transaction specifically required to be given effect to on a Pro Forma Basis.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, however, that no securities or other ownership interests, including any warrants and convertible debt, shall be included that do not carry the present right to vote for the election of directors or other governing body.

“Subsidiary” means any subsidiary of the Company.

“Successor Rate” has the meaning specified in Section 2.22.

“Supported QFC” has the meaning set forth in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Indemnitee” has the meaning set forth in Section 2.16(e).

“Term SOFR” means

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to clause (c) of the definition of Base Rate on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Replacement Date” has the meaning set forth in Section 2.22(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning set forth in Section 2.22(b).

“Test Period” means the period of four fiscal quarters of the Company ending on a specified date.

“Ticking Fee Rate” means 0.075% per annum.

“Transactions” means the transactions contemplated by this Agreement.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.

“UK Bribery Act” has the meaning provided in Section 3.13.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code as adopted in such jurisdiction.

“United States Tax Compliance Certificate” has the meaning set forth in Section 2.16(d)(ii)(C).

“U.S. Government Securities Business Day” means any Business Day, except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.19.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law or custom) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”). Borrowings may also be classified and referred to by Type (e.g., a “Term SOFR Borrowing”). For all purposes hereunder, the Loans shall be considered one class of Loans.

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP (including as a result of the adoption of IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (including as a result of the adoption of IFRS) or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder (x) the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time) and (y) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as obligations arising under Finance Leases in the financial statements.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant (including at the end of any Test Period) or the compliance with or availability of any basket contained in this Agreement, the Consolidated Interest Coverage Ratio and Consolidated Net Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

Section 1.05. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Term SOFR Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day; provided further that if the Maturity Date with respect to a Loan is not a Business Day, payment with respect to such Loan is due on the immediately preceding Business Day.

Section 1.06. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.08. [Reserved].

Section 1.09. [Reserved].

Section 1.10. [Reserved].

Section 1.11. Currency Equivalents. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 1.12. LLC Division. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.13. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Without prejudice to any other provision of this Agreement, each party hereto acknowledges and agrees for the benefit of the other parties: (a) Term SOFR (i) may be subject to methodological or other changes which could affect value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or

(ii) may be permanently discontinued; and (b) the occurrence of any of the aforementioned events may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Company in Dollars in no more than two drawings at any time during the Availability Period in a principal amount not exceeding such Lender’s Commitment. Amounts repaid or prepaid may not be reborrowed.

Section 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Term SOFR Loans as the Company may request in accordance herewith. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if not an integral multiple, the entire available amount) and not less than $5,000,000. Each Borrowing of, conversion to or continuation of Base Rate Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Term SOFR Loans, the Company shall notify the Administrative Agent of such request, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each Committed Loan Notice must be received by the Administrative Agent not later than (i) 11:00 a.m. two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) 2:00 p.m. on the requested date of any Borrowing of Base Rate Loans.

Each Committed Loan Notice shall be irrevocable. Each Committed Loan Notice shall specify the following information in compliance with Section 2.02:

(i) [reserved];

(ii) the aggregate amount of the requested Borrowing, conversion or continuation;

(iii) the date of such Borrowing, conversion or continuation, which shall be a Business Day;

(iv) whether such Borrowing, conversion or continuation is to be a Base Rate Borrowing or a Term SOFR Borrowing;

(v) in the case of a Term SOFR Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) whether the Company is requesting a new Borrowing, a conversion of Loans from one Type to another, or a continuation of Term SOFR Loans.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Term SOFR Loans, such Loans shall be converted to Base Rate Loans on the last day of the applicable Interest Period. If no Interest Period is specified with respect to any requested Term SOFR Borrowing or conversion or continuation of Term SOFR Loans, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. Promptly following receipt of a Committed Loan Notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the prior written consent of the Required Lenders.

Section 2.04. [Reserved].

Section 2.05. [Reserved].

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s pro rata share of the Loan requested pursuant to Section 2.03 and based on the amount of such Lender’s Commitment as a percentage of the aggregate Commitment. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account designated by the Company in the applicable Committed Loan Notice.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption in its sole discretion, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Company, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Company by the Administrative Agent because the conditions to the Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Each Lender may make any Loan to the Company through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

Section 2.07. [Reserved].

Section 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, all Commitments shall automatically and permanently reduce to zero and terminate on the Commitment Termination Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (or, if less, the remaining amount of such Commitments).

(c) The Company shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any election to terminate or reduce the Commitments under clause (b) of this Section not later than 12:00 p.m. three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The making of a Loan shall reduce the Commitments ratably on a dollar-for-dollar basis.

Section 2.09. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Company on the Maturity Date.

(b) [Reserved].

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to clause (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by Notes. In such event, the Company shall prepare, execute and deliver to such Lender Notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

Section 2.10. Prepayment of Loans.

(a) Optional Prepayments. (i) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with clause (a)(ii) of this Section.

(ii) The Company shall notify the Administrative Agent in a form reasonably acceptable to the Administrative Agent of any prepayment hereunder (A) in the case of prepayment of a Term SOFR Borrowing, not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment or (B) in the case of prepayment of a Base Rate Borrowing, not later than noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

Section 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a ticking fee, which shall accrue at the Ticking Fee Rate on the actual daily amount of the Commitment of such Lender during the period from and including the 30th day following the Effective Date to but excluding the Commitment Termination Date; provided that any ticking fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such ticking fee shall otherwise have been due and payable by the Company prior to such time; and provided, further, that no ticking fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued ticking fees shall be due and payable in arrears on the first Business Day of March, June, September and December of each year, commencing with the first such date to occur after the the 30th day following the Effective Date, and on the Commitment Termination Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) [Reserved].

(c) The Company agrees to pay to the Administrative Agent or the Arranger, as applicable, for their respective accounts or for the account of the Lenders, as applicable, fees payable in the amounts and at the times provided in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of ticking fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12. Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in clause (a) of this Section (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable by the Company in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Base Rate or Term SOFR shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

Section 2.13. Inability to Determine Rates. If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for Term SOFR has been determined in accordance with Section 2.22, and the circumstances under clause Section 2.22 or the Scheduled Unavailability Date has occurred with respect to Term SOFR (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the

Required Lenders determine that for any reason that Term SOFR with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) above of this Section 2.13, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans to the extent of the affected Term SOFR Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars of the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

Section 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in by, any Lender;

(ii) subject a Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes, or any Other Taxes or Indemnified Taxes indemnified under Section 2.16) with respect to any Loan Document; or

(iii) impose on any Lender any other condition affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term SOFR Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company or on the capital of a lending installation of such Lender, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 135 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

Section 2.16. Taxes. (a) All sums payable by the Company under any Loan Document to the Administrative Agent or any Lender shall be made free and clear of and without deduction for any Taxes, unless required by applicable Laws.

(b) If the Company or any other applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum payable under any Loan Document, then (i) the Company or other applicable withholding agent shall make such deductions and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto in accordance with applicable Law, (ii) if the Tax in question is an Indemnified Tax or an Other Tax, the sum payable by the Company to such Lender or Administrative Agent (as applicable) shall be increased by the Company as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16) the Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (iii) within thirty days after paying any sum from which it is required by Law to make any deduction, and within thirty days after the due date of payment of any Tax which it is required by clause (i) above to pay, the Company making such payments shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(d) Each Lender shall, at such times as are reasonably requested by the Company or the Administrative Agent, provide the Company and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Company or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.16(d)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Company and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Company or the Administrative Agent) or promptly notify the Company and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(i) Each U.S. Lender shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the applicable benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit F-1 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, United States Tax Compliance Certificate substantially in the form of Exhibit F-3 or F-4, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(d) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, a United States Tax Compliance Certificate substantially in the form of Exhibit F-2 may be provided by such Foreign Lender on behalf of such beneficial owners), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding Tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Notwithstanding any other provision of this Section 2.16(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e) The Company shall indemnify the Administrative Agent or a Lender (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Tax Indemnitee on or with respect to any payment by or on account of any obligation of the Company under any Loan Document, and any Other Taxes paid or payable by the Tax Indemnitee (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Tax Indemnitee, or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent a Tax Indemnitee determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.16, then such Tax Indemnitee shall promptly pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee in the event the Tax Indemnitee is required to repay such refund to such Governmental Authority. This Section 2.16(f) shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Company or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Company shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest or fees, interest or fees thereon shall be payable for the period of such extension.

(b) If at any time prior to an exercise of remedies pursuant to Article 7 (or prior to the date of termination of the Commitments in full and acceleration of the Loans pursuant to Article 7), insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) After the exercise of remedies provided for in Article 7 (or after the automatic termination of the Commitments and acceleration of the Loans pursuant to Article 7), any amounts received on account of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 2) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable pursuant to Sections 2.11(a) and (b)) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees pursuant to Sections 2.11(a) and (b) and interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest or fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or to any assignee or participant in accordance with Section 9.04. The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements in Obligations that are recourse to the Company pursuant to the Loan Documents may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04, 2.05, 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then upon request of the Company such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Company a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If any Lender requests compensation under Section 2.14, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender is a Defaulting Lender, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.19. [Reserved].

Section 2.20. [Reserved].

Section 2.21. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02 and in the definition of “Required Lender”.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.22. Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement (the “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses (i) or (ii) above have occurred with respect to the Term SOFR Successor Rate or any other Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing any then-current Successor Rate in accordance with this Section 2.22, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right, in consultation with the Company, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.23. Illegality. Subject to Section 2.22, if any Lender determines that adequate and reasonable means do not exist for any Lender or its applicable Lending Office to determine, make, maintain, fund or charge interest based upon Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchases of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon Term SOFR or a Successor Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest respect to any such Loan or to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders as of the Effective Date and as of the date such representations and warranties are deemed to be made under Section

4.02 of this Agreement (except in each case as to representations and warranties made as of a date certain) that:

Section 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries (other than Immaterial Subsidiaries) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary (other than Immaterial Subsidiaries) on the Effective Date, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests, to the extent owned by the Company or any Subsidiary, of each Subsidiary (other than Immaterial Subsidiaries) are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 3.01 hereto as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or a Subsidiary on the Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Effective Date, there are no outstanding commitments or other obligations of the Company or any wholly-owned Subsidiary (other than Immaterial Subsidiaries) to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of the Company or any Subsidiary (other than Immaterial Subsidiaries), except as disclosed on Schedule 3.01 hereto.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance of the Loan Documents to which the Company is party are within the Company’s corporate powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Company party thereto and constitute a legal, valid and binding obligation of the Company party thereto, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents to which the Company is party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental

Authority or (ii) the charter, by-laws or other organizational documents of the Company, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or its assets, or give rise to a right thereunder to require any payment to be made by the Company and (d) will not result in the creation or imposition of any Lien on any material asset of the Company (other than Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Financial Statements; Financial Condition; No Material Adverse Change. (a) (i) The Company Audited Financial Statements were prepared in accordance with GAAP, except as otherwise expressly noted therein and (ii) the Company’s Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries taken as a whole as of the date thereof and their results of operations for the period covered thereby.

(b) (i) The Company Interim Financial Statements were prepared in accordance with GAAP, except as otherwise expressly noted therein and (ii) the Company Interim Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries taken as a whole as of the date thereof and their results of operations for the period covered thereby, subject, both cases of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since July 1, 2026, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

Section 3.05. Properties. (a) The Company has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Company or any Subsidiary (other than Immaterial Subsidiaries) except for Liens permitted by Section 6.02.

(b) Each of the Company and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Company, the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters). There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, including applicable local narcotics-related laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with (a) the Controlled Substances Act, the Civil Asset Forfeiture Reform Act (solely as it relates to violation of the Controlled Substances Act) and all related applicable anti-money laundering laws and (b) all other applicable anti-money laundering laws, including the Canadian AML Acts, except (i) on the Effective Date, solely in the case of clause (b) and (ii) after the Effective Date, in each case of clauses (a) and (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator against the Company or any of its Subsidiaries or any of their respective properties with respect to the Controlled Substances Act, the Civil Asset Forfeiture Reform Act or any related applicable anti-money laundering laws (in each case, solely as it relates to an alleged violation of the Controlled Substances Act) is pending or, to the best knowledge of the Company, threatened.

Section 3.08. Investment Company Status. The Company is not required to register as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09. Disclosure. None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature) furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Company’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.10. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or, to the knowledge of the Company,

indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (as the term “margin stock” is defined for purposes of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

Section 3.11. Patriot Act. The Company and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act.

Section 3.12. Sanctions. None of the Company, any Subsidiary nor, to the knowledge of the Company, any director, officer or employee of the Company or any Subsidiary is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the Canadian Government, the United Nations Security Council, the European Union or any member state thereof, or His Majesty’s Treasury (collectively, “Sanctions”), is located, organized or resident in a Sanctioned Country or Territory, or is in material violation of applicable Sanctions. The Company and its Subsidiaries maintain or are subject to policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. The Company will not directly or, to the knowledge of the Company, indirectly, use the proceeds of the Loans (a) to fund activities (i) in any Sanctioned Country or Territory, or (ii) of any Person that, at the time of such funding, is the subject of Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

Section 3.13. Anti-Corruption. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Company, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada) and regulations thereunder, or the United Kingdom Bribery Act 2010 (the “UK Bribery Act”). The Company, nor to the knowledge of the Company, its Subsidiaries, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, in their capacity as such, is in violation of the FCPA, the Corruption of Foreign Public Officials Act (Canada) and regulations thereunder, and the UK Bribery Act. Furthermore, the Company and its Subsidiaries maintain or are subject to policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.14. Beneficial Ownership. As of the Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(i) is true and correct in all respects and (b) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.01(f) is true and correct in all respects.

Section 3.15. Affected Financial Institutions. The Company is not an Affected Financial Institution.

ARTICLE 4

CONDITIONS

Section 4.01. Conditions to the Effective Date. The obligations of the Lenders to make Loans on and after the Effective Date are subject to each of the following conditions being satisfied on or prior to the Effective Date:

(a) the representations and warranties of the Company set forth in Article 3 shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects), on and as of the Effective Date except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects);

(b) the Administrative Agent shall have received the Company Audited Financial Statements and the Company Interim Financial Statements;

(c) the Administrative Agent shall have received a certificate substantially in the form of Exhibit G signed by a Responsible Officer of the Company with specific knowledge about the subject matter thereof, certifying (i) that the conditions specified in Sections 4.01(a) and (k) have been satisfied and (ii) setting forth the current Debt Ratings on the Effective Date;

(d) the Administrative Agent shall have received Notes executed by the Company in favor of each Lender requesting a Note;

(e) the Administrative Agent shall have received the executed customary legal opinion of Kirkland & Ellis LLP, counsel to the Company in form reasonably satisfactory to the Administrative Agent;

(f) the Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing in the jurisdiction of organization of the Company and the authorization of the Loan Documents by the Company party thereto and containing a certificate of a corporate secretary of the Company with a list of Persons entitled to execute the Loan Documents to which the Company is a party and provide notices, hereunder, in each case, on behalf of the Company together with specimen signatures of such Persons, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(g) since July 1, 2026, no Material Adverse Effect on the Company shall have occurred;

(h) the Company shall have paid, by wire transfer of immediately available funds, all reasonable and documented in reasonable detail costs, fees, out-of-pocket expenses, compensation and other amounts then due and payable as previously agreed with the Arranger, the Administrative Agent and the Lenders in the case of the costs and out-of-pocket expenses, to the extent invoiced at least one Business Day prior to the Effective Date;

(i) the Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Canadian AML Acts requested in writing by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Effective Date, and (ii) if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Company;

(j) the Administrative Agent shall have received the results of customary lien searches with respect to each Loan Party, which shall reveal no liens other than Permitted Encumbrances; and

(k) at the time of and immediately after giving effect to the Effective Date, no Default shall have occurred and be continuing.

Section 4.02. Conditions to Each Funding Date. The obligation of each Lender to make its Loan on each Funding Date is subject to the occurrence of the Effective Date and the satisfaction of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 3.04(c) and 3.06) and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such Funding Date except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects);

(b) the Administrative Agent shall have received a Committed Loan Notice substantially in the form of Exhibit C in accordance therewith;

(c) at the time of and immediately after giving effect to such Borrowing on such Funding Date, no Default shall have occurred and be continuing;

(d) the Company shall have paid, by wire transfer of immediately available funds, (i) with respect to the first Funding Date, all funding fees required to be paid, and (ii) with respect to each Funding Date, all reasonable and documented in reasonable detail costs, fees, out-of-pocket expenses, compensation and other amounts then due and payable as previously agreed with the Arranger, the Administrative Agent and the Lenders in the case of the costs and out-of-pocket expenses, to the extent invoiced at least one Business day prior to the applicable Funding Date; and

(e) the Administrative Agent shall have received a certificate attesting to the solvency of the Company and its Subsidiaries (taken as a whole) on such Funding Date after giving effect to the Loans in the form of Exhibit H, dated as of such Funding Date and executed by a Financial Officer of the Company.

The Borrowing of Loans on each Funding Date shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in Sections 4.02(a) and 4.02(c).

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than, for the avoidance of doubt, contingent obligations not then due and payable), the Company covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a) as soon as available, but in any event within one hundred (100) days after the end of each fiscal year of the Company (or, if earlier, the 10th day after such financial statements are required to be filed with the SEC), commencing with the fiscal year ending February 28, 2027, the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, but in any event within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, the 10th day after such financial statements are required to be filed with the SEC), commencing with the fiscal quarter ending November 30, 2026, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Company and its

Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit E executed by a Financial Officer of the Company certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and as to the other items set forth therein;

(d) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Company or any Subsidiary with the SEC;

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(f) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Canadian AML Acts and the Beneficial Ownership Regulation.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(d) shall be deemed to have been delivered if such statements and information shall have been posted by the Company on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Company hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Company Materials on SyndTrak or another similar electronic system (the “Platform”).

Section 5.02. Notice of Material Events. The Company will furnish to the Administrative Agent (for prompt notification to each Lender) prompt written notice after any Financial Officer of the Company obtains knowledge of the following:

(a) the occurrence of any continuing Default;

(b) any change in the Debt Ratings;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any action, suit or proceeding against the Company or any of its Subsidiaries or any of their respective properties (i) with respect to the Controlled Substances Act or, solely as they may relate to an alleged violation of the Controlled Substances Act, the Civil Asset Forfeiture Reform Act or applicable anti-money laundering laws, or (ii) by a Governmental Authority of any foreign jurisdiction where the sale of marijuana or such other controlled substance is illegal that alleges a violation of applicable narcotics-related laws of such foreign jurisdiction.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) solely with respect to the Company, its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit (x) any transaction permitted under Section 6.03 and (y) any Subsidiary of the Company or any other Person (in each case, other than the Company) from merging, amalgamating or consolidating with or into any one or more Subsidiaries of the Company in compliance with Section 6.03.

Section 5.04. Payment of Taxes. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, pay its Taxes (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted (if such contest effectively suspends collection and enforcement of the Tax in question) and (ii) the Company or any Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06. Inspection Rights. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, permit any representatives designated by the Administrative Agent (at their sole cost and expense except during the occurrence and continuance of an Event of Default) or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Company, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants.

Section 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including applicable local narcotics-related laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will, and will cause each of its Subsidiaries to, comply with the Controlled Substances Act, the Civil Asset Forfeiture Reform Act (as it relates to violation of the Controlled Substances Act) and all related applicable anti-money laundering laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company shall not, and shall cause its Subsidiaries to not, knowingly and intentionally repay any principal of the Loans, pay any interest or fees accruing thereon or pay any other Obligations, in each case, with funds that it knows, at the time of such payment, that are derived, directly or indirectly, from the Canopy Group prior to the Conversion Time. The Company will maintain in effect or be subject to policies and procedures designed to promote compliance by the Company, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

Section 5.08. Use of Proceeds. The proceeds of Loans shall be used to finance the working capital needs, and for general corporate purposes (including refinancing of existing Indebtedness, acquisitions and other investments), of the Company and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or, to the knowledge of the Company, indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Company will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the Loans (a) to fund any activities or business of or with any (i) Sanctioned Country or Territory or (ii) Person that, at the time of such funding, is the subject of Sanctions, in each case with respect to clauses (i) and (ii) above, except to the extent permitted for a Person required to comply with Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). No part of the proceeds of the Loan will be used, directly or, to the knowledge of the Company, indirectly, for any payments that could constitute a violation of the FCPA or the UK Bribery Act. The proceeds of the Loans shall not be used in contravention of the Controlled Substances Act or any related applicable anti-money laundering law. Prior to the Conversion Time, no part of the proceeds of the

Loans will be used, directly or, to the knowledge of the Company, indirectly, for any investment in or transaction with the Canopy Group, or to fund any activities or business of or with the Canopy Group; provided that the foregoing shall not prohibit the Company or its Subsidiaries from participating and funding any legally compliant activities (such as lobbying, sponsorships, mutual funds, speaking engagements, industry groups, festivals and similar activities), solely because Canopy Group is also involved in such activities.

ARTICLE 6

NEGATIVE COVENANTS

From the Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than, for the avoidance of doubt, contingent obligations not then due and payable), the Company covenants and agrees with the Lenders that:

Section 6.01. Indebtedness of Subsidiaries. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Effective Date and, to the extent in excess of $10,000,000 individually or $25,000,000 in the aggregate, set forth in Schedule 6.01 hereto on the Effective Date and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b) and Guarantees of any such Permitted Refinancing Indebtedness;

(c) Indebtedness to the Company or any other Subsidiary;

(d) Guarantees of Indebtedness (i) of any Foreign Subsidiary by any other Subsidiary and (ii) of any other Person by CB International Finance S.à r.l., or any Subsidiary, provided that Guarantees shall be permitted to be incurred pursuant to this subclause (d) only if at the time such Guarantee is incurred the aggregate principal amount of Indebtedness Guaranteed pursuant to this subclause (d) at such time (including such newly Guaranteed Indebtedness) would not exceed $75,000,000;

(e) Indebtedness incurred to finance the acquisition, lease, construction, repair, maintenance, replacement, installation or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, repair, maintenance, replacement, installation or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $500,000,000 at any time outstanding;

(f) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(g) [reserved];

(h) [reserved];

(i) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(j) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;

(k) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.10;

(l) [reserved];

(m) Cash Management Obligations (as defined in the Senior Credit Agreement) and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness supported by a letter of credit issued under the Senior Credit Agreement in a principal amount not to exceed the face amount of such letter of credit;

(p) [reserved];

(q) other Indebtedness; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (q) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (q) at such time (including such Indebtedness) would not exceed an aggregate amount of up to 10% of Consolidated Tangible Assets;

(r) [reserved];

(s) Indebtedness in respect of judgments, decrees, attachments or awards not constituting an Event of Default under clause (k) of Article 7;

(t) Indebtedness of a Person assumed in connection with an acquisition of such Person by the Company or a Subsidiary and not created in contemplation thereof and any Permitted Refinancing Indebtedness in respect of such Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any time outstanding pursuant to this clause (t);

(u) Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees;

(v) Indebtedness incurred under industrial revenue bonds or other qualified tax exempt bond financings and Permitted Refinancing Indebtedness in respect thereof in an aggregate principal amount not to exceed $25,000,000 at any time outstanding pursuant to this clause (v);

(w) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(x) any Indebtedness assumed in connection with the acquisition of a Person or on the date that such Person becomes a Subsidiary and not created in contemplation of such Person becoming a Subsidiary of the Company and any Permitted Refinancing Indebtedness in respect of such Indebtedness; and

(y) Indebtedness under the Senior Credit Agreement in an amount not to exceed $2,250,000,000 at any time outstanding.

Each category of Indebtedness (other than Indebtedness under the Loan Documents which shall at all times be deemed to be outstanding pursuant to clause (a)) set forth above shall be deemed to be cumulative and for purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, the Company, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.

Section 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) [reserved];

(c) any Lien on any Property of the Company or any Subsidiary existing on the Effective Date and, to the extent securing obligations in an individual amount in excess of $10,000,000 or an aggregate amount in excess of $25,000,000, set forth in Schedule 6.02 hereto on the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Company or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Company or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Company or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, leased, constructed, repaired, maintained, replaced, installed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness of a type described in clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness) are incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, repair, maintenance or replacement or installation or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, leasing, constructing, repairing, maintaining, replacing, installing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Company or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations (as defined in the Senior Credit Agreement) and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) [reserved];

(h) Liens on assets of a Foreign Subsidiary securing Indebtedness of such Subsidiary pursuant to Section 6.01;

(i) [reserved];

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Subsidiary in the ordinary course of business permitted by this Agreement;

(n) [reserved];

(o) rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(p) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Subsidiary;

(q) Liens on equipment owned by the Company or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(r) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture;

(s) Liens not otherwise permitted by this Section 6.02; provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (s) would not exceed an aggregate amount of up to 10% of Consolidated Tangible Assets;

(t) Liens on any Property of the Company or any Subsidiary in favor of the Company or any Subsidiary;

(u) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases, Finance Leases or consignments entered into by the Company and its Subsidiaries in the ordinary course of business;

(w) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(x) Liens securing insurance premiums financing arrangements; provided that such Liens secure only the applicable unpaid insurance premiums and attach only to the proceeds of the applicable insurance policy;

(y) any purchase option or similar right on securities held by the Company or any of its Subsidiaries in any joint venture which option or similar right is granted to a third-party who holds securities in such joint venture; and

(z) Liens securing obligations owing under and in connection with industrial revenue bonds and other qualified tax exempt financings permitted by Section 6.01(v) and extending only to the properties subject to such financings.

Section 6.03. Fundamental Changes. (a) The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or transfer all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired) taken as a whole (in each case, whether in one transaction or in a series of transactions, and whether directly or through the merger or sale of one or more Subsidiaries), or liquidate or dissolve (including, in each case, pursuant to a Division), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Person may merge into or amalgamate with the Company in a transaction in which the Company is the surviving corporation.

(b) The Company will not, and will not permit any of its Subsidiaries to, change the nature of their businesses (taken as a whole) from the businesses (taken as a whole) conducted by the Company and the Subsidiaries on the Effective Date and any business that is incidental, related, ancillary or complementary thereto, synergistic therewith or a reasonable extension, development or expansion thereof.

Section 6.04. [Reserved].

Section 6.05. [Reserved].

Section 6.06. [Reserved].

Section 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions at prices and on terms and conditions, taken as a whole, substantially as favorable to the Company or such Subsidiary (in the good faith determination of the Company) as could reasonably be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Company and its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate;

(c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants and employees of the Company or any Subsidiary and employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Company or its Subsidiaries; provided that during any period that the Company is a public company regulated by, and required to file regular periodic reports with, the SEC, any compensation paid to any director or executive officer of the Company or any Subsidiary which has been specifically approved by the Board of Directors of the Company (or by the Human Resources Committee of the Board of Directors of the Company or other committee responsible for such approval) during such period will be deemed to satisfy this clause (c);

(d) [reserved];

(e) the issuance of Qualified Equity Interests of the Company and the granting of registration or other customary rights in connection therewith or the payment of dividends or distributions with respect to any Equity Interests of the Company;

(f) transactions with joint ventures that are Affiliates solely as a result of the Company’s or a Subsidiary’s Control over such joint venture;

(g) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business;

(h) split-dollar life insurance agreements with Affiliates, so long as the aggregate amount of premiums payable by the Company during any fiscal year pursuant to such agreements shall not exceed $2,000,000 in the aggregate;

(i) loans and advances to officers, directors, consultants and employees in the ordinary course of business;

(j) transactions effected as part of receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, guarantees, purchase obligations and indemnities made in connection with such facilities) to the Company and the Subsidiaries (other than any Subsidiary which acts as a special purpose entity for such financing facility) pursuant to which the Company or any Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its receivables and other assets customarily transferred in connection with such financings to either (i) a Person that is not a Subsidiary or (ii) a Subsidiary which is a special purpose entity or other Subsidiary of the Company that in turn then transfers to a special purpose entity; and

(k) transfers of immaterial assets from the Company and its Subsidiaries to Affiliates thereof.

Section 6.08. [Reserved].

Section 6.09. Financial Covenants. (a) The Company will not permit the Consolidated Interest Coverage Ratio for any Test Period ending after the Effective Date to be less than 2.50 to 1.00.

(b) [Reserved].

(c) The Company will not permit the Consolidated Net Leverage Ratio as of the last day of any Test Period to be greater than 4.00 to 1.00; provided that, for any fiscal quarter ending after the consummation of any Material Acquisition and prior to the end of the fourth fiscal quarter end following such Material Acquisition, such maximum Consolidated Net Leverage Ratio shall be increased to 4.50 to 1.00.

Section 6.10. Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to enter into any Sale and Leaseback Transaction unless the Company or such Subsidiary could incur a Lien in compliance with Section 6.02 in the amount of the Attributable Indebtedness in respect thereof (and, for so long as such Attributable Indebtedness remains outstanding, it shall be deemed to be Indebtedness secured by a Lien on the Property of the Company or a Subsidiary).

Section 6.11. Canopy Exchangeable Share Conversion. The Company will not, and will not permit any Subsidiary to, (a) convert any of its outstanding Canopy Exchangeable Shares for Canopy Common Shares or (b) own any Canopy Common Shares, in each case until such time (the “Conversion Time”) as the domestic sale of marijuana could not reasonably be expected to violate the Controlled Substances Act, the Civil Asset Forfeiture Reform Act (as it relates to violation of the Controlled Substances Act) and all related applicable anti-money laundering laws.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(i), Section 5.08 (solely with respect to the third and fourth sentences contained therein) or Article 6;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent or the Required Lenders to the Company;

(f) the Company or any Subsidiary (other than an Immaterial Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g) the Company or any Subsidiary (other than an Immaterial Subsidiary) shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) the Company or any Subsidiary (other than an Immaterial Subsidiary) shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $200,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Company, any Subsidiary (other than an Immaterial Subsidiary) or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Company or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Company denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(o) any property of the Company, or any part thereof, has been seized by a Governmental Authority pursuant to the Civil Asset Forfeiture Reform Act or other applicable law on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by the Company or its Affiliates under the Controlled Substances Act, as determined by a court of competent jurisdiction by final and nonappealable judgment.

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable Law; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE 8

THE ADMINISTRATIVE AGENT

(a) Each of the Lenders hereby irrevocably appoints M&T as its agent and authorizes M&T to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Company shall have no rights as a third party beneficiary of any of such provisions, except as expressly set forth in subparagraph (f) below.

(b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Company, a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company and (unless an Event of Default under clause (a) or (b), (h) or (i) of Article 7 shall have occurred and be continuing) with the consent of the Company (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall not be a Defaulting Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender,” the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent, and the Company in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Required Lenders in consultation with the Company shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall not be a Defaulting Lender; provided that, without the consent of the Company (not to be unreasonably withheld), the Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Company or the Required Lenders, as applicable, and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with notice on the Removal Effective Date.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h) To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall severally indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (h). The agreements in this clause (h) shall survive the resignation and/or replacement of the Administrative

Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and sub-section (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent in its sole discretion and such Lender.

(j) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(k) [Reserved].

(l) Anything herein to the contrary notwithstanding, none of the “arrangers” or “bookrunners” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Any right given to any Arranger hereunder may be exercised or not exercised in such Arranger’s sole discretion and is for the benefit of such Arranger and not any other Person.

(m) Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01 hereto; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES

OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, any Arranger or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, the Administrative Agent’s or any Arranger’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging services, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Company and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company unless due to such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document) (including Section 2.22), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Company to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby or the order of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) [reserved] or (vi) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (2) the Administrative Agent and the Company may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency and such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder which does not require the consent of each affected Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Bookrunner, the Arranger and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arranger, the Bookrunner and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (limited to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders, which counsel shall be selected by the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for the affected parties in the event of a conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement or the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Company shall indemnify the Administrative Agent, the Arranger, the Bookrunner and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees selected by the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each affected Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by the Company, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or controlling persons (ii) a material breach of the obligations of such Indemnitee under the terms of this Agreement by such Indemnitee or (iii) any proceeding between and among Indemnitees that does not involve an act or omission by the Company or a Subsidiary (other than any proceeding brought by an Indemnitee against the Administrative Agent, the Bookrunner or any Arranger in its capacity in fulfilling its role as an agent or arranger or any other similar role hereunder).

(c) To the extent that the Company fails to pay any amount required to be paid by them to the Administrative Agent under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit the Company’s indemnification obligations set forth in clauses (a) and (b) of this Section 9.03.

(e) All amounts due under this Section shall be payable not later than 60 days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

Section 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Arranger and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.04(b)(i)(B) and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to clauses (a), (b), (h) or (i) of Article 7 has occurred and is continuing at the time of such assignment or (2) such assignment is an assignment by a Lender to a Lender or to an Affiliate of a Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons or Defaulting Lenders. No such assignment shall be made to a natural person or to Defaulting Lenders.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i), (ii) or (iii) that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the Participant for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(f) [Reserved].

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied shall remain outstanding. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import shall be deemed to include electronic signatures, the electronic association of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act,

or any other similar state laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of electronic signatures and records with respect to this Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. (a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time upon notice to the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the Obligations of the Company now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliate, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and its Affiliates may have.

(b) To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender or its Affiliates, or the Administrative Agent or any Lender or its Affiliates exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender or its Affiliates in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and its Affiliates severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and their respective Affiliates under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed to keep such Information confidential or shall be under a professional obligation to keep such Information confidential, in each case, on terms at least as restrictive as those set forth in this Section), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process provided, that to the extent practicable and permitted by law, the Lender shall notify the Company of such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy, (d) to any other party hereto, (e) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, this Agreement or payments thereunder, (iii) with the consent of the Company, (iv) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (v) to any rating agency when required by it (it being understood that prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Company received by it from such Lender). For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein or in any other Loan Document shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 9.13. USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Canadian AML Acts and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Canadian AML Acts, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Patriot Act and the Canadian AML Acts, as applicable. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Canadian AML Acts, as applicable.

Section 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Bookrunner are arm’s-length commercial transactions between the Company and its respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Bookrunner, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (D) the Administrative Agent, the Bookrunner, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person, (E) neither the Administrative Agent nor any Arranger, Bookrunner or Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, and (F) the Administrative Agent, the Arranger, the Bookrunner, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Arranger, Bookrunner or Lender has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, the Bookrunner and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Company in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

Section 9.17. Electronic Execution of Assignments and Certain Other Documents. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Company and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan

Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution that is a Lender arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ Michael Reitz
Name: Michael Reitz
Title: Vice President and Treasurer

[Constellation – Term Loan Credit Agreement (2026)]

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent

By:	/s/ Ryan Feltner
Name: Ryan Feltner
Title: Senior Vice President

[Constellation – Term Loan Credit Agreement (2026)]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Ryan Feltner
Name: Ryan Feltner
Title: Senior Vice President

[Constellation – Term Loan Credit Agreement (2026)]